Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release October 30, 2025

TFS Financial Reports Record $91 Million in Earnings for Fiscal Year 2025

(Cleveland, OH - October 30, 2025) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company", "we", "our"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and fiscal year ended September 30, 2025.
“Third Federal saw record earnings of $91 million in our fiscal year, driven by a continued focus on improving our net interest margin, and an increase in first mortgage and home equity originations,” said Chairman and CEO Marc A. Stefanski. “Retail deposits stayed strong in fiscal year 2025, showing a $567 million increase. With confidence, we resumed stock buybacks, while continuing to report a Tier 1 capital ratio near 11%."
Operating Results for the Quarter Ended September 30, 2025
Net income grew by $4.5 million, or 20.9%, to $26.0 million for the quarter ended September 30, 2025 from $21.5 million for the quarter ended June 30, 2025. The increase was driven by increases in net interest income and non-interest income and decreases in the provision for credit losses and non-interest expense.
Net interest income increased $2.3 million, or 3.1%, to $77.3 million for the quarter ended September 30, 2025 from $75.0 million for the quarter ended June 30, 2025. The increase was primarily due to a 13 basis point increase in the weighted average yield on loans. Residential mortgage loans originated during a lower interest rate environment continue to amortize and be replaced with higher-yielding residential loans, including mortgage loans and home equity loans and lines of credit. The increase in loan yield was partially offset by an eight basis point increase in the weighted average cost of interest-bearing liabilities. The interest rate spread for the quarter ended September 30, 2025 increased four basis points from the previous quarter, to 1.54%, and the net interest margin increased three basis points during the quarter to 1.84%.
The Company recorded a provision for credit losses of $1.0 million for the quarter ended September 30, 2025 compared to $1.5 million for the quarter ended June 30, 2025. The total allowance for credit losses increased $2.0 million during the quarter to $104.4 million, or 0.67% of total loans receivable, from $102.4 million, or 0.66% of total loans receivable, at June 30, 2025. The increase was primarily due to growth in the home equity loan and lines of credit portfolios. The allowance for unfunded commitments, included in other liabilities, increased $0.3 million, to $30.1 million at September 30, 2025, from $29.8 million at June 30, 2025. Net recoveries were $1.0 million for the quarter ended September 30, 2025 compared to $0.9 million for the previous quarter.
Total non-interest income increased $1.2 million, or 17.0%, to $8.2 million for the quarter ended September 30, 2025 from $7.0 million for the quarter ended June 30, 2025. The increase was primarily due to a $1.6 million increase in net gain on the sale of loans, partially offset by a $0.5 million decrease in other non-interest income.
Total non-interest expense decreased $1.2 million, or 2.3%, to $52.0 million for the quarter ended September 30, 2025 from $53.2 million for the quarter ended June 30, 2025. The decrease was mainly due to a decrease of $1.3 million in marketing services which are expensed as incurred.
Financial Condition at September 30, 2025 compared to June 30, 2025
Total assets increased by $80.9 million to $17.46 billion at September 30, 2025 from $17.38 billion at June 30, 2025. The increase was mainly due to increases in loans held for investment and loans held for sale, partially offset by a decrease in cash and cash equivalents.
Cash and cash equivalents decreased $23.1 million, or 5.1%, to $429.4 million at September 30, 2025 from $452.6 million at June 30, 2025, due to normal fluctuations and liquidity management.
Loans held for investment, net of allowance and deferred loan expenses, increased $67.3 million, or less than 1%, to $15.66 billion at September 30, 2025 from $15.60 billion at June 30, 2025. During the quarter ended September 30, 2025, the combined balances of home equity loans and lines of credit increased $236.2 million to $4.81 billion and residential core mortgage loans decreased $166.1 million to $10.80 billion. Loans held for sale increased $26.7 million to $57.7 million at September 30, 2025, from $31.0 million at June 30, 2025, due to an increase in loans committed to future delivery contracts with Fannie Mae.
Deposits increased $105.5 million, or 1%, to $10.45 billion at September 30, 2025, compared to $10.34 billion at June 30, 2025, consisting of a $202.9 million increase in certificates of deposit ("CDs") and decreases of $15.1 million in money market deposit accounts, $24.8 million in checking accounts, and $57.4 million in savings accounts.

Operating Results for the Fiscal Year Ended September 30, 2025
The Company reported net income of $91.0 million for the fiscal year ended September 30, 2025, an increase of $11.4 million, or 14.3%, compared to net income of $79.6 million for the fiscal year ended September 30, 2024. The increase was primarily driven by increases in net interest income and non-interest income, partially offset by an increase in the provision for credit losses.
Net interest income increased $14.2 million, or 5.1%, to $292.7 million for the fiscal year ended September 30, 2025 compared to $278.5 million for the fiscal year ended September 30, 2024. The yield on interest-earning assets for the fiscal year ended September 30, 2025 increased 15 basis points compared to the same period a year ago, while the cost of interest-bearing liabilities increased 8 basis points. The interest rate spread was 1.45% for the fiscal year ended September 30, 2025 compared to 1.38% for the fiscal year ended September 30, 2024. The net interest margin was 1.76% for the fiscal year ended September 30, 2025 and 1.69% for the fiscal year ended September 30, 2024.
During the fiscal year ended September 30, 2025, there was a $2.5 million provision for credit losses compared to a $1.5 million release of provision for the fiscal year ended September 30, 2024. Net loan recoveries totaled $4.0 million for the fiscal year ended September 30, 2025 and $4.7 million for the prior fiscal year.
The total allowance for credit losses increased $6.5 million to $104.4 million, or 0.67% of total loans receivable, from $97.8 million, or 0.64% of total loans receivable, at September 30, 2024. The increase was primarily related to increases in the home equity loan and lines of credit portfolios, as well as an increase in commitments to originate residential loans, including mortgage loans and home equity loans and lines of credit. The allowance for credit losses included $30.1 million and $27.8 million in liabilities for unfunded commitments at September 30, 2025 and September 30, 2024, respectively. Total loan delinquencies increased $2.8 million to $34.7 million, or 0.22% of total loans receivable, at September 30, 2025 from $31.9 million, or 0.21% of total loans receivable, at September 30, 2024. Non-accrual loans totaled $38.7 million, or 0.25% of total loans receivable, at September 30, 2025, compared to $33.6 million, or 0.22% of total loans receivable, at September 30, 2024.
Total non-interest income increased $4.1 million, or 16.6%, to $28.8 million for the fiscal year ended September 30, 2025, from $24.7 million for the fiscal year ended September 30, 2024, primarily due to a $1.4 million increase in fees and service charges, net of amortization, and a $2.6 million increase in net gain on the sale of loans. The increase in fees and service charges was mainly due to an increase in fee income earned on home equity lines of credit. During the fiscal years ended September 30, 2025 and 2024, there were $411.3 million and $247.4 million of loans sold with net gains on the sale of loans totaling $5.3 million and $2.6 million, respectively.
Total non-interest expense for the fiscal year ended September 30, 2025 was consistent with the prior fiscal year at $204.3 million. Compared to the prior fiscal year, there were increases of $1.7 million in salaries and employee benefits and $1.1 million in office property, equipment and software expenses, offset by decreases of $1.1 million in marketing services, $0.4 million in federal insurance premium and assessments and $1.2 million in other expenses. The decrease in other expenses included a $1.7 million positive change in net benefit related to the defined benefit plan, due to the expected return on plan assets exceeding the projected increase in benefit obligation. Additionally, there was a decrease of $0.8 million in down payment subsidies and increases of $0.6 million in each legal and professional consulting expenses.
Financial Condition at September 30, 2025 compared to September 30, 2024
Total assets increased $365.8 million, or 2.1%, to $17.46 billion at September 30, 2025 from $17.09 billion at September 30, 2024. The increase was mainly the result of an increase in loans held for investment.
Loans held for investment, net of allowance and deferred loan expenses, increased $341.3 million, or 2.2%, to $15.66 billion at September 30, 2025 from $15.32 billion at September 30, 2024. Home equity loans and lines of credit increased $927.0 million to $4.81 billion and the residential core mortgage loan portfolio decreased $581.3 million to $10.80 billion. Loans held for sale increased $39.9 million to $57.7 million at September 30, 2025 from $17.8 million at September 30, 2024. Loans originated and acquired during the fiscal year ended September 30, 2025 included $1.19 billion of residential mortgage loans, of which $367.2 million were acquired through correspondent lending transactions, and $2.52 billion of home equity loans and lines of credit compared to $854.2 million of residential mortgage loans and $2.28 billion of home equity loans and lines of credit originated or acquired during the fiscal year ended September 30, 2024. Of the mortgage loans originated and acquired during the fiscal year ended September 30, 2025, 89% were purchases and 9% were adjustable rate loans.
Deposits increased $251.9 million, or 2.5%, to $10.45 billion at September 30, 2025 from $10.20 billion at September 30, 2024. The increase was the result of a $453.4 million increase in certificates of deposit, partially offset by decreases of $84.1 million in savings accounts, $44.1 million in checking accounts and $64.8 million in money market deposit accounts. The increase in certificates of deposit was achieved through competitive rates and enhanced product offerings, supported by marketing efforts, and included a $768.9 million increase in retail certificates of deposit offset by a $315.5 million decrease in brokered accounts. There were $900.9 million in brokered certificates of deposit at September 30, 2025 compared to $1.22 billion at September 30, 2024.
Borrowed funds decreased $77.4 million, or 1.6%, to $4.87 billion at September 30, 2025 from $4.79 billion at September 30, 2024. The balance of borrowed funds at September 30, 2025, all from the Federal Home Loan Bank, included $248.0 million of overnight advances, $1.60 billion of term advances with a weighted average maturity of approximately 1.8 years and $3.00 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.8 years.
Total shareholders' equity increased $31.3 million, or 1.7%, to $1.89 billion at September 30, 2025 from $1.86 billion at September 30, 2024. Activity reflects $91.0 million of net income, dividends paid of $59.7 million, $3.2 million in repurchases of the Company's common stock, a $5.6 million net decrease in accumulated other comprehensive income and net positive adjustments of $8.9 million related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income was primarily due to a net decrease in unrealized gains on swap contracts. During the fiscal year ended September 30, 2025, a total of 247,865 shares of the Company's common stock were repurchased at an average cost of $13.05 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 4,944,086 remaining shares authorized for repurchase at September 30, 2025.
The Company declared and paid a quarterly dividend of $0.2825 per share during each quarter of fiscal year 2025. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividends paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 8, 2025 member vote and subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 8, 2026), including a total of up to $0.8475 remaining. The MHC has conducted the member vote to approve the dividend waiver each of the past twelve years under Federal Reserve regulations and for each of those twelve years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At September 30, 2025 all of the Company's capital ratios exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.76%, its Common Equity Tier 1 and Tier 1 ratios were each 17.60% and its total capital ratio was 18.46%.
Presentation slides as of September 30, 2025 will be available on the Company's website, thirdfederal.com, under the Investor Relations link under the "Latest Presentation" heading, beginning October 31, 2025. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security while creating value for our customers, communities, associates and shareholders. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 28 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 15 full service branches throughout Florida. As of September 30, 2025, the Company’s assets totaled $17.46 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others, and the effects of tariffs and retaliatory actions;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the effects of the current federal government shutdown;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio;
●	the effects of global or national war, conflict or acts of terrorism;
●	our ability to retain key employees;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of a wide-spread pandemic, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2025	June 30, 2025	September 30, 2024
ASSETS
Cash and due from banks	$24,176	$28,788	$26,287
Other interest-earning cash equivalents	405,263	423,793	437,431
Cash and cash equivalents	429,439	452,581	463,718
Investment securities available for sale	520,659	525,212	526,251
Mortgage loans held for sale	57,662	30,977	17,775
Loans held for investment, net:
Mortgage loans	15,659,460	15,591,275	15,321,400
Other loans	8,153	7,745	5,705
Deferred loan expenses, net	69,943	69,517	64,956
Allowance for credit losses on loans	(74,244)	(72,540)	(70,002)
Loans, net	15,663,312	15,595,997	15,322,059
Mortgage loan servicing rights, net	8,549	7,771	7,627
Federal Home Loan Bank stock, at cost	235,363	232,538	228,494
Real estate owned, net	1,921	1,240	174
Premises, equipment, and software, net	40,022	39,061	33,187
Accrued interest receivable	62,553	60,434	59,398
Bank owned life insurance contracts	325,149	322,595	317,977
Other assets	111,935	107,260	114,125
TOTAL ASSETS	$17,456,564	$17,375,666	$17,090,785
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$10,446,968	$10,341,499	$10,195,079
Borrowed funds	4,870,219	4,882,993	4,792,847
Borrowers’ advances for insurance and taxes	113,168	117,899	113,637
Principal, interest, and related escrow owed on loans serviced	30,328	30,237	28,753
Accrued expenses and other liabilities	101,957	115,032	97,845
Total liabilities	15,562,640	15,487,660	15,228,161
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,757,813	1,756,307	1,754,365
Treasury stock, at cost	(774,340)	(771,861)	(772,195)
Unallocated ESOP shares	(18,417)	(19,500)	(22,750)
Retained earnings—substantially restricted	946,776	935,742	915,489
Accumulated other comprehensive income	(21,231)	(16,005)	(15,608)
Total shareholders’ equity	1,893,924	1,888,006	1,862,624
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,456,564	$17,375,666	$17,090,785

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$185,332	$177,493	$171,506	$172,152	$172,412
Investment securities available for sale	4,708	4,816	4,755	4,455	4,694
Other interest and dividend earning assets	9,013	9,098	9,691	10,161	11,410
Total interest and dividend income	199,053	191,407	185,952	186,768	188,516
INTEREST EXPENSE:
Deposits	78,636	76,803	75,379	77,942	80,196
Borrowed funds	43,094	39,610	38,524	40,498	39,605
Total interest expense	121,730	116,413	113,903	118,440	119,801
NET INTEREST INCOME	77,323	74,994	72,049	68,328	68,715
PROVISION (RELEASE) FOR CREDIT LOSSES	1,000	1,500	1,500	(1,500)	1,000
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	76,323	73,494	70,549	69,828	67,715
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,617	2,467	2,221	2,224	2,379
Net gain on the sale of loans	2,314	726	1,187	1,115	1,101
Increase in and death benefits from bank owned life insurance contracts	2,650	2,733	2,680	2,682	2,361
Other	580	1,122	980	482	579
Total non-interest income	8,161	7,048	7,068	6,503	6,420
NON-INTEREST EXPENSE:
Salaries and employee benefits	27,579	27,651	27,666	26,606	26,320
Marketing services	4,537	5,810	4,632	3,654	5,334
Office property, equipment and software	7,236	7,653	7,617	6,844	7,158
Federal insurance premium and assessments	3,388	3,519	3,673	3,585	3,522
State franchise tax	1,117	1,204	1,199	1,047	1,086
Other expenses	8,188	7,348	6,301	6,205	7,664
Total non-interest expense	52,045	53,185	51,088	47,941	51,084
INCOME BEFORE INCOME TAXES	32,439	27,357	26,529	28,390	23,051
INCOME TAX EXPENSE	6,440	5,844	5,508	5,964	4,836
NET INCOME	$25,999	$21,513	$21,021	$22,426	$18,215
Earnings per share - basic and diluted	$0.09	$0.08	$0.07	$0.08	$0.06
Weighted average shares outstanding
Basic	278,764,271	278,832,875	278,729,388	278,538,110	278,399,318
Diluted	279,887,491	279,873,274	279,719,382	279,578,652	279,404,704

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Year Ended
	September 30,
	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$706,483	$663,685
Investment securities available for sale	18,734	18,228
Other interest and dividend earning assets	37,963	52,161
Total interest and dividend income	763,180	734,074
INTEREST EXPENSE:
Deposits	308,760	292,728
Borrowed funds	161,726	162,888
Total interest expense	470,486	455,616
NET INTEREST INCOME	292,694	278,458
PROVISION (RELEASE) FOR CREDIT LOSSES	2,500	(1,500)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	290,194	279,958
NON-INTEREST INCOME:
Fees and service charges, net of amortization	9,529	8,069
Net gain on the sale of loans	5,342	2,747
Increase in and death benefits from bank owned life insurance contracts	10,745	9,999
Other	3,164	3,887
Total non-interest income	28,780	24,702
NON-INTEREST EXPENSE:
Salaries and employee benefits	109,502	107,782
Marketing services	18,633	19,731
Office property, equipment and software	29,350	28,314
Federal insurance premium and assessments	14,165	14,571
State franchise tax	4,567	4,744
Other expenses	28,042	29,205
Total non-interest expense	204,259	204,347
INCOME BEFORE INCOME TAXES	114,715	100,313
INCOME TAX EXPENSE	23,756	20,725
NET INCOME	$90,959	$79,588
Earnings per share
Basic	$0.32	$0.28
Diluted	$0.32	$0.28
Weighted average shares outstanding
Basic	278,715,769	278,178,496
Diluted	279,758,525	279,143,524

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$385,290	$4,180	4.34%	$388,694	$4,354	4.48%	$460,242	$6,133	5.33%
Investment securities	53,974	552	4.09%	54,074	550	4.07%	72,427	918	5.07%
Mortgage-backed securities	463,128	4,156	3.59%	474,245	4,266	3.60%	446,480	3,776	3.38%
Loans (2)	15,705,190	185,332	4.72%	15,476,380	177,493	4.59%	15,258,648	172,412	4.52%
Federal Home Loan Bank stock	235,975	4,833	8.19%	221,693	4,744	8.56%	230,335	5,277	9.16%
Total interest-earning assets	16,843,557	199,053	4.73%	16,615,086	191,407	4.61%	16,468,132	188,516	4.58%
Noninterest-earning assets	570,470			548,257			544,705
Total assets	$17,414,027			$17,163,343			$17,012,837
Interest-bearing liabilities:
Checking accounts	$797,552	172	0.09%	$810,566	88	0.04%	$832,001	91	0.04%
Savings accounts	1,104,938	3,192	1.16%	1,260,067	3,373	1.07%	1,353,608	4,688	1.39%
Certificates of deposit	8,451,255	75,272	3.56%	8,311,629	73,342	3.53%	7,909,142	75,417	3.81%
Borrowed funds	4,911,194	43,094	3.51%	4,595,818	39,610	3.45%	4,787,825	39,605	3.31%
Total interest-bearing liabilities	15,264,939	121,730	3.19%	14,978,080	116,413	3.11%	14,882,576	119,801	3.22%
Noninterest-bearing liabilities	229,685			270,184			217,788
Total liabilities	15,494,624			15,248,264			15,100,364
Shareholders’ equity	1,919,403			1,915,079			1,912,473
Total liabilities and shareholders’ equity	$17,414,027			$17,163,343			$17,012,837
Net interest income		$77,323			$74,994			$68,715
Interest rate spread (1)(3)			1.54%			1.50%			1.36%
Net interest-earning assets (4)	$1,578,618			$1,637,006			$1,585,556
Net interest margin (1)(5)		1.84%			1.81%			1.67%
Average interest-earning assets to average interest-bearing liabilities	110.34%			110.93%			110.65%
Selected performance ratios:
Return on average assets (1)		0.60%			0.50%			0.43%
Return on average equity (1)		5.42%			4.49%			3.81%
Average equity to average assets		11.02%			11.16%			11.24%
(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended			Year Ended
	September 30, 2025			September 30, 2024
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$403,751	$18,061	4.47%	$549,598	$29,676	5.40%
Investment securities	55,584	2,328	4.19%	70,364	3,581	5.09%
Mortgage-backed securities	464,581	16,406	3.53%	447,942	14,647	3.27%
Loans (1)	15,464,682	706,483	4.57%	15,207,429	663,685	4.36%
Federal Home Loan Bank stock	225,865	19,902	8.81%	245,298	22,485	9.17%
Total interest-earning assets	16,614,463	763,180	4.59%	16,520,631	734,074	4.44%
Noninterest-earning assets	544,412			529,310
Total assets	$17,158,875			$17,049,941
Interest-bearing liabilities:
Checking accounts	$814,140	439	0.05%	$880,893	401	0.05%
Savings accounts	1,226,633	12,640	1.03%	1,518,453	22,165	1.46%
Certificates of deposit	8,270,320	295,681	3.58%	7,489,887	270,162	3.61%
Borrowed funds	4,675,665	161,726	3.46%	4,985,484	162,888	3.27%
Total interest-bearing liabilities	14,986,758	470,486	3.14%	14,874,717	455,616	3.06%
Noninterest-bearing liabilities	251,778			242,634
Total liabilities	15,238,536			15,117,351
Shareholders’ equity	1,920,339			1,932,590
Total liabilities and shareholders’ equity	$17,158,875			$17,049,941
Net interest income		$292,694			$278,458
Interest rate spread (2)			1.45%			1.38%
Net interest-earning assets (3)	$1,627,705			$1,645,914
Net interest margin (4)		1.76%			1.69%
Average interest-earning assets to average interest-bearing liabilities	110.86%			111.07%
Selected performance ratios:
Return on average assets		0.53%			0.47%
Return on average equity		4.74%			4.12%
Average equity to average assets		11.19%			11.33%

(1)Loans include both mortgage loans held for sale and loans held for investment.
(2)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)Net interest margin represents net interest income divided by total interest-earning assets.